Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Alphatec Holdings, Inc.

Gordon C. Bigler

Vice President, Investor Relations & Corp. Communications

760.494.6667

gbigler@alphatecspine.com

Alphatec Holdings, Inc. Names Veteran Spinal Orthopedic Industry Executive

Dirk Kuyper as President and Chief Executive Officer

CARLSBAD, Calif., June 6, 2007 — Alphatec Holdings, Inc. (NASDAQ: ATEC), a leading medical device company focused on the design, development, manufacturing and marketing of products for the surgical treatment of spine disorders, announced today that veteran orthopedic industry executive, Dirk Kuyper, will join the company as its President and Chief Executive Officer. Mr. Kuyper will also join Alphatec’s Board of Directors. With this addition to Alphatec’s executive team, John H. Foster has agreed to resign as the company’s President and Chief Executive Officer on the date Mr. Kuyper joins the company. Mr. Foster will remain as the Chairman of the Board of Directors.

Mr. Kuyper, who was selected after an extensive global search, was formerly President of Aesculap, Inc., a fast growing company which has made significant inroads in the spinal market in recent years. Aesculap is a division of B. Braun AG of Germany, which is one of the world’s largest manufacturers of surgical instrumentation and implants focused on a variety of surgical procedures including spinal, neuro, orthopedic, micro-vascular, cardiovascular, and laparoscopic surgeries.

“Dirk Kuyper brings a unique perspective to the CEO position at Alphatec having launched and successfully grown the Aesculap spinal and orthopedics divisions, while also creating a strong infrastructure and foundation for continued growth acceleration. Dirk understands how to build an organization focused on driving innovative product development and we also look forward to his contributions as a member of Alphatec’s board of directors” said John H. Foster, Alphatec’s Chairman of the Board of Directors. “I am very pleased that Dirk shares our vision of building Alphatec into the leading medical device company focused on providing solutions targeted at serving the needs of the spinal disorder marketplace and we look forward to leveraging his background to help shape the long term strategic direction of Alphatec.”

“I am very excited to join an industry leading company that is fast-moving, driven-to-succeed and has a tremendous opportunity ahead of it,” said Mr. Kuyper. “Having spent nearly the past twenty years working within a global company, as well as leading successful new technology –driven initiatives into new markets in entrepreneurial settings, I look forward to bringing my experience and skills to a company that combines both, while at the same time working with a world-class team of individuals whose innovative technology and products are changing the spinal disorder marketplace for spine surgeons and their patients.”

Since 2004, Mr. Kuyper served as the President of Aesculap, Inc. From 2001 to 2004, Mr. Kuyper served as the Executive Vice President and Chief Operating Officer at Aesculap. From 1998 to 2001, Mr. Kuyper served as the Executive Vice President of Sales and Marketing at Aesculap. From 1990 to 1998 Mr. Kuyper held various sales positions of increasing responsibility at Aesculap. Mr. Kuyper served on active duty for four years in the U.S. Army where he achieved the rank of Captain. Mr. Kuyper holds a B.S. in Biology from the University of Miami and an Executive Education Certificate from the Graduate School of Sales and Marketing at Syracuse University.

About Alphatec

Alphatec (Nasdaq:ATEC) designs, develops, in-licenses, manufactures and markets innovative products for the surgical treatment of spine disorders. The company’s broad product portfolio includes a variety of spinal implant products and systems focused on solutions addressing the cervical, thoracolumbar, intervertibral, minimally invasive, allograft, and motion preservation markets. The company’s “surgeons’ culture” emphasizes collaboration with spinal surgeons to conceptualize design and co-develop a broad range of products. State-of-the-art in-house manufacturing capabilities provide a unique competitive advantage, enabling the company to rapidly deliver customized solutions to meet surgeons’ and patients’ critical needs. Alphatec has 18 issued U.S. patents, one issued foreign patent and 24 pending patent applications, including sixteen pending U.S. applications, four pending international applications and four pending foreign national applications. Alphatec’s principal product offerings are primarily focused on the U.S. spine fusion market, which is estimated to approach $5.9 billion in 2007. In addition to its U.S. operations, the company also markets a range of spine and orthopedic products in Japan through its subsidiary, Alphatec Pacific, Inc. For more information, please visit www.alphatecspine.com.

Forward Looking Statements

This press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainty. Such statements are based on management’s current expectations and are subject to a number of risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. These forward-looking statements include, but are not limited to:

Alphatec’s ability to successfully design, develop, manufacture and market products for the surgical treatment of spine disorders and Alphatec’s expectations regarding the continued growth of the U.S. spine market. Alphatec cautions investors that there can be no assurance that actual results or business conditions will not differ materially from those projected or suggested in such forward-looking statements as a result of various factors, including, but not limited to, the following: Alphatec’s ability to maintain its level of previously reported sales growth, Alphatec’s ability to develop and expand its spine fusion business in the United States and Japan, Alphatec’s ability to expand and maintain a successful sales and marketing organization, continuation of favorable third party payor reimbursement for procedures performed using our products, unanticipated expenses or liabilities or other adverse events affecting cash flow or Alphatec’s ability to achieve profitability, uncertainty of additional funding, uncertainty of success in developing any new products, failure to successfully introduce and develop new products, including products related to license agreements, failure to achieve acceptance of Alphatec’s products by the surgeon community, failure to obtain FDA clearance or approval for new products, Alphatec’s ability to compete with other competing products and with emerging new technologies within and outside of spinal fusion, product liability exposure, patent infringement claims and claims related to our intellectual property. Please refer to the risks detailed from time to time in Alphatec’s SEC reports, including quarterly reports on Form 10-Q, reports on Form 8-K and annual reports on Form 10-K. Alphatec disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise, unless required by law.

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